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NEWS RELEASE                       CONTACT:

                                             Cynthia W. Lee, Investor Rel.
                                             (612) 661-8859
                                             Elizabeth Anders, Media Rel.
                                             (612) 661-8853

TCF[Registered Trademark]                               FOR IMMEDIATE RELEASE

TCF FINANCIAL CORPORATION  801 Marquette Avenue, Minneapolis, Minnesota
                                                                      55402-3475


                  TCF COMPLETES MERGER WITH GREAT LAKES BANCORP


     MINNEAPOLIS, Feb. 8, 1995 -- TCF Financial Corporation (TCF) (NYSE:TCB) announced that its merger with Great Lakes Bancorp, Ann Arbor, Mich. (Great Lakes) (Nasdaq-NNM:GLBC), was completed today after the shareholders of both companies approved the merger. The addition of Great Lakes, with $2.8 billion in assets, 39 offices in Michigan and five offices in western Ohio, brings TCF to more than $7 billion in assets and 250 retail financial services offices.

     Effective today, Great Lakes was merged with TCF Bank Michigan fsb, which has 15 branches in Macomb and Oakland counties. The resulting Michigan savings bank has retained the Great Lakes name and headquarters in Ann Arbor, Mich. Robert J. Delonis, formerly president and chief executive officer of Great Lakes, has been named chairman and chief executive officer of the new Michigan savings bank. Barry N. Winslow, formerly president of TCF Bank Illinois fsb, has been named president and chief operating officer of the new Michigan savings bank. The merger transaction is being accounted for as a pooling of interests.

     As a result of the merger, each common share of Great Lakes is being exchanged for 0.72259 shares of TCF common stock. Approximately 4.8 million TCF common shares will be issued, based on outstanding Great Lakes common shares at the time of the merger.

     As a result of the merger, Great Lakes outstanding common stock warrants became warrants to purchase TCF common stock based on the common stock exchange ratio for the merger. Also, each preferred share of Great Lakes is being

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exchanged for one share of TCF preferred stock.  At the effective time of the merger, there were approximately 2.7 million outstanding Great Lakes preferred shares. The equity conversion rights on Great Lakes 7.25 percent convertible subordinated debentures due 2011 now apply to TCF common stock based on the common stock exchange ratio for the merger.

     As previously announced, it is expected that a pretax merger-related charge of approximately $51.4 million will be incurred during the 1995 first quarter, primarily to accrue for specific, identified costs related to the merger.

     TCF and Great Lakes announced a definitive merger agreement on Sept. 9, 1994. TCF received regulatory approval from the Office of Thrift Supervision on Jan. 13.

     TCF is a savings bank holding company based in Minneapolis. Its bank subsidiaries operate in Minnesota, Illinois Wisconsin, Michigan and Ohio. Other TCF affiliates include mortgage banking, consumer finance, title insurance, annuity, and mutual fund companies.

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